                                                                    Exhibit 99.1

THE FOLLOWING INFORMATION WILL BE DISCLOSED BY THE COMPANY IN A PROPOSED PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED NOTES.

                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this report contains some forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among others, statements about:

     - our ability to consummate the Lafon acquisition;

     - the impact of the Lafon acquisition on our business, operations, and financial condition and performance;

     - our sales, EBITDA and earnings per share projections for 2002, including the impact on such measures as a result of the acquisition of the Group Lafon business;

     - the accuracy, completeness or reliability of the financial information supplied to us by Group Lafon; and

     - other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this report may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

     - the various conditions to closing the Lafon acquisition;

     - our ability to integrate the Group Lafon operations into our business to achieve synergies following integration; and

     - the existence of material adjustments to the Group Lafon financial information contained herein or other changes to information concerning Group Lafon and the impact of its acquisition on us upon completion of the audit of the consolidated financial statements.

     We do not intend to update publicly any forward-looking statement, except as required by law. Risks that we anticipate are discussed in more detail in the section entitled "Risk Factors."

                       INFORMATION CONCERNING GROUP LAFON

     The financial and non-financial information concerning Group Lafon contained in this report has been taken from, or is based upon, documents and other information provided to us directly by Group Lafon. We assume no responsibility for the accuracy of the information contained in such documents or otherwise provided to us, or for any failure by Group Lafon to disclose to us matters that may affect the significance or accuracy of any such information.

                            GROUP LAFON ACQUISITION

     On December 3, 2001, we signed an agreement to acquire a group of related companies (collectively "Group Lafon") owned by the Lafon family of Paris for an aggregate consideration of $450 million in cash. Group Lafon is a privately held French pharmaceutical company with unaudited sales and net income (including minority interest) for the nine months ended September 30, 2001 of approximately FRF 600.1 million and FRF 61.0 million, respectively.

     We are not required to close the Lafon acquisition unless certain conditions are met. In addition to customary conditions such as receipt of any necessary regulatory approvals, we will not be required to consummate the Lafon acquisition if we have not secured at least $150 million of financing by December 24, 2001. If we terminate the acquisition agreement on this basis, we will be required to pay a termination fee of $5 million to the sellers. We have secured a commitment from an affiliate of Credit Suisse First Boston Corporation to finance up to $100 million of the purchase price. This amount, together with our available cash on hand, will be sufficient to fund the purchase price. We may determine, however, not to draw on this commitment to fund the acquisition. The closing of the acquisition also is conditioned on our receipt of an unqualified audit opinion as to the consolidated financial statements of Group Lafon as of and for the years ended December 31, 1998, 1999 and 2000 and our receipt of a review report on the interim financial statements of Group Lafon as of and for the nine months ended September 30, 2000 and 2001 (in each case prepared in accordance with French generally accepted accounting principles with a reconciliation to U.S. generally accepted accounting principles applied on a consistent basis). If the acquisition is not consummated by December 28, 2001 for any reason, other than our failure to satisfy our obligations under the acquisition agreement, we may terminate the acquisition agreement without any resulting obligation to Group Lafon.

     The Lafon acquisition price of $450 million will be adjusted downward following the closing if Group Lafon's shareholders' equity as of the date of closing and cash and investment securities as of September 30, 2001 are less than specified amounts, and its obligations to banks and other miscellaneous borrowing and financial obligations as of September 30, 2001 are greater than a specified amount. To secure the payment of these and other post-closing adjustments, including any indemnification claims, to the extent such claims exceed $3 million in the aggregate, $45 million of the purchase price will be held in escrow and released to the sellers (absent any claims) over an 18-month period. The indemnification obligations of the sellers are limited to $180 million in the aggregate, except that in cases of fraud, such obligations are limited to $450 million. We also may withhold a portion of the purchase price (up to $262,500) if the sellers do not deliver on the closing date all of the minority interests in Group Lafon. The minority interests constitute substantially less than 1% of the outstanding equity in Group Lafon.

     Group Lafon was founded in 1951. It currently has approximately 500 employees in France, including a 150-person sales force that details its products to hospitals, doctors and pharmacists. In addition to its headquarters and research facilities located in Paris, Group Lafon operates two manufacturing facilities, a packaging and distribution facility and various warehouses in France.

     For the nine months ended September 30, 2001, Group Lafon had sales of approximately FRF 600.1 million. Of that amount, approximately FRF 451.5 million, or 75.2%, were derived from sales of three products: SPASFON, FONZYLANE and MODIODAL. SPASFON, a pain drug approved in France for biliary/urinary tract spasm and irritable bowel syndrome, accounted for approximately FRF 251.5 million of sales in the nine months ended September 30, 2001. FONZYLANE, a vasodilator indicated for cerebral vascular disorders, accounted for approximately FRF 157.4 million of sales for the nine months ended September 30, 2001. MODIODAL, which is the brand name for modafinil in France, generated sales of approximately FRF 42.6 million for the nine months ended September 30, 2001. The remaining Group Lafon sales of FRF 148.6 million, or 24.8% of total sales for the nine months ended September 30, 2001, consist of FRF 52.3 million of sales of eight other pharmaceutical products and FRF 96.3 million of sales of modafinil (the active drug substance in PROVIGIL) to Cephalon. We licensed rights to PROVIGIL from Group Lafon for the U.S. market in 1993. Group Lafon also has licensed from us the marketing rights to ACTIQ in France, which it expects to launch in 2002.

     Our acquisition of Group Lafon is driven by a number of strategic considerations. We sell our highest revenue product, PROVIGIL, under a license from Group Lafon. By acquiring Group Lafon, we expect to reduce our 2002 cost of goods sold related to PROVIGIL from approximately 17% of net PROVIGIL sales (including the cost of purchasing the active drug substance modafinil and royalty payments) to approximately

5% of net PROVIGIL sales. Following the acquisition, we will have worldwide control of the intellectual property, marketing and manufacturing rights relating to modafinil. Finally, we also will acquire a substantial pharmaceutical business in France, which includes both mature products, and products such as MODIODAL with potential for growth. We expect to leverage this critical mass to further develop our European business by acquiring or licensing additional products.

     On December 3, 2001, we issued a press release announcing the Lafon acquisition and updating our guidance for our financial performance in 2002. Due to the elimination of the intercompany sales of modafinil to Cephalon, on a pro forma basis giving effect to the Lafon acquisition, our sales will be less than the sum of our stand-alone historical sales and Group Lafon's stand-alone historical sales. However, our PROVIGIL gross margins, on a pro forma basis giving effect to the Lafon acquisition, are expected to improve from approximately 78% of net PROVIGIL sales to approximately 93% of net PROVIGIL sales. We anticipate taking a one-time charge on the quarter ending December 31, 2001, for the cost of acquired in-process research and development associated with the acquisition. We have not yet determined the amount of the charge.

     We expect the Lafon acquisition to increase our 2002 estimated net sales by $80 million to between $400 and $410 million, and our 2002 estimated earnings before income taxes, depreciation and amortization (EBITDA) by $20 million to $100 million. After giving effect to purchase accounting adjustments, we expect the Lafon acquisition to increase our 2002 estimated diluted earnings per share by $0.03 to approximately $1.03 per share. EBITDA is not a measurement of financial performance under U.S. GAAP. EBITDA is presented because we believe it is an indicator of our ability to incur and service debt. However, EBITDA should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with U.S. GAAP.

     The foregoing expectations assume certain purchase accounting adjustments, including an assumption that approximately $175 million of the purchase price will be allocated to identified intangible assets to be amortized over a period averaging 15 years. However, as no formal appraisal of Group Lafon's assets and liabilities has yet been performed, such assumptions are subject to change. In addition, based on the structure of the acquisition, we believe, and the foregoing expectations assume, that certain tax and other synergies are likely to be realized.

                                  RISK FACTORS

RISKS RELATED TO THE LAFON ACQUISITION

THIS REPORT CONTAINS ONLY LIMITED UNAUDITED FINANCIAL INFORMATION OF
GROUP LAFON, WHICH MAY PROVIDE AN INSUFFICIENT BASIS TO EVALUATE GROUP LAFON'S EXISTING BUSINESS AND THE IMPACT OF THE LAFON ACQUISITION ON OUR BUSINESS.

     This report contains only limited financial information on which to base an evaluation of the existing business of Group Lafon and the impact of the Lafon acquisition on our business. The limited unaudited historical financial information of Group Lafon that it provided to us and is contained in this report has been prepared in accordance with French generally accepted accounting principles and not U.S. generally accepted accounting principles. Moreover, this information was prepared without our participation, and we have not verified its accuracy or completeness. In addition, pro forma financial statements of Cephalon that give effect to the Lafon acquisition are not currently available. As a condition to closing the Lafon acquisition, Cephalon must receive an unqualified audit opinion as to the consolidated financial statements of Group Lafon for the years ended December 31, 1998, 1999 and 2000 and a review report as to its interim financial statements as of and for the nine-month periods ended September 30, 2000 and 2001 (in each case prepared in accordance with French GAAP with a reconciliation to U.S. GAAP applied on a consistent basis). As a result, the information contained in such financial statements, when they become available, will differ from the financial information contained in this report, and such differences could be material. While we have provided estimates of the expected incremental impact of the Lafon acquisition on certain of our previously announced financial forecasts for 2002, these estimates are based in large part on the financial and other information provided to us by Group Lafon and are subject to significant risks, uncertainties and assumptions. Accordingly, you should not place undue reliance on these forward-looking statements.

THE FAILURE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS AFTER THE LAFON ACQUISITION COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     The integration of Group Lafon's operations following the acquisition will involve a number of risks and present financial, managerial and operational challenges, including:

     - diversion of management attention from our existing business and operations;

     - difficulty with integration of personnel and financial and other systems; and

     - increased foreign operations that may be difficult to assimilate, especially since we have limited experience operating in France.

     We may not be able to integrate successfully the operations and personnel of Group Lafon. Customer dissatisfaction or manufacturing, supply or distribution problems associated with Group Lafon's products or businesses also could have a material adverse effect on our reputation and business. In addition, Group Lafon's pharmaceutical business in France could underperform relative to our expectations, including as a result of disruptions associated with the integration of our businesses. We also could experience financial or other setbacks if Group Lafon's businesses have problems or liabilities of which we are not aware or are substantially greater than we anticipate.

     Following the closing of the Lafon acquisition, we will be finalizing our strategic review of Group Lafon's businesses and our plans to integrate the operations of Group Lafon. We expect that the integration of the operations of Group Lafon will include certain merger and integration costs that, in turn, could result in a charge to earnings of the combined company.

THE CONSUMMATION OF THE LAFON ACQUISITION IS SUBJECT TO A NUMBER OF CLOSING CONDITIONS THAT COULD PREVENT US FROM CONSUMMATING THE TRANSACTION IN ACCORDANCE WITH OUR CURRENT EXPECTATIONS, IF AT ALL.

     The acquisition of Group Lafon is subject to a number of closing conditions, including our having secured financing of at least $150 million. If this condition is not satisfied by December 24, 2001, we have the right to terminate the acquisition agreement, subject only to our obligation to pay a termination fee to the sellers in the amount of $5 million. In addition, if the closing does not occur by December 28, 2001 for any reason other than our failure to perform our obligations under the acquisition agreement, including the failure of Group Lafon to deliver to us at or prior to closing certain audited and reviewed consolidated financial statements of Group Lafon, we may terminate the acquisition agreement without any resulting obligation of any party to any other. While the acquisition agreement provides for post-closing purchase price adjustments based on the substance and amount of shareholders' equity as of the closing date and the substance and amounts of cash and investment securities and borrowings and other financial obligations of Group Lafon as of September 30, 2001, all determined in accordance with French GAAP, we will not have the ability to terminate the acquisition agreement based solely on the financial condition, results of operations or cash flows of Group Lafon as reflected in the consolidated financial statements to be delivered to us as a condition to closing. The transaction is expected to close by the end of December 2001. However, we cannot assure you that we will consummate the Lafon acquisition on this timetable, if at all.

WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF THE LAFON ACQUISITION.

     We currently sell PROVIGIL, which represented approximately 70% of our revenue for the nine months ended September 30, 2001, under a license from Group Lafon. By acquiring worldwide control of the intellectual property, marketing and manufacturing rights relating to modafinial, the active drug substance in PROVIGIL, and thereby eliminating bulk purchases from and royalty payments to Group Lafon, we expect to reduce our cost of goods sold related to PROVIGIL from approximately 17% of net PROVIGIL sales to approximately 5% of net PROVIGIL sales. While we believe these expected cost savings to be reasonable, they are estimates that are inherently difficult to predict and are necessarily speculative in nature. In addition, we cannot assure you that unforeseen factors will not offset the estimated cost savings or other anticipated benefits of the Lafon acquisition. As a result, our actual cost savings, if any, and other anticipated benefits could differ or be delayed, compared to our estimates and from the other information contained in this offering circular.

IF WE CONSUMMATE THE LAFON ACQUISITION, A PORTION OF OUR REVENUES WILL BE SUBJECT TO EXCHANGE RATE FLUCTUATIONS IN THE NORMAL COURSE OF BUSINESS THAT COULD ADVERSELY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

     A portion of our revenue following the Lafon acquisition will be earned in euros and other local currencies but will be reported in U.S. dollars. We will translate revenue earned into U.S. dollars at the average exchange rate during the relevant period. A strengthening of the dollar could, therefore, reduce our earnings. Consequently, fluctuations in the rate of exchange between the U.S. dollar and the euro and other local currencies will affect period-to-period comparisons of our operating results. In addition, the balance sheet of Group Lafon after the acquisition will be translated into U.S. dollars at the period end exchange rate. This will result in changes to the translated value of assets and liabilities, with the impact of the translation included as a component of shareholders' equity.

         SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA OF GROUP LAFON

     The following selected historical consolidated financial data as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 has been derived from the statutory consolidated financial statements of Group Lafon. The consolidated financial statements have been prepared in accordance with French generally accepted accounting principles.

     The selected historical consolidated financial data as of and for the nine months ended September 30, 2000 and 2001 has been derived from consolidated financial statements prepared by Group Lafon. The interim consolidated financial statements have been prepared in accordance with French GAAP.

     An audit of Group Lafon's consolidated financial statements as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 in accordance with U.S. generally accepted auditing standards is currently in process. These audited consolidated financial statements will be prepared in accordance with French GAAP with a reconciliation to U.S. GAAP applied on a consistent basis. A review in accordance with U.S. generally accepted auditing standards on the unaudited interim financial statements as of and for the nine months ended September 30, 2000 and 2001 has not been completed. As a result, the information contained in the U.S. GAAP financial statements, when they become available and when the audit and review are completed, will differ from the financial information derived from the statutory consolidated financial statements and unaudited consolidated interim financial statements prepared by Group Lafon and contained in this report, and such differences could be material. For a discussion of the material differences between French GAAP and U.S. GAAP, see "-- Summary of Material Differences Between French GAAP and U.S. GAAP" below.

                                                                         NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                           ---------------------------------------   -------------------------
                              1998          1999          2000          2000          2001
                           -----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)                        (UNAUDITED)
                                       (IN THOUSANDS)                     (IN THOUSANDS)
INCOME STATEMENT DATA:
Sales(1)................   FRF 703,583   FRF 796,717   FRF 871,906   FRF 642,765   FRF 600,142
Net income(2)...........        15,011        63,573       121,401        94,345        60,969

                                           AS OF DECEMBER 31,          AS OF SEPTEMBER 30,
                                        -------------------------   -------------------------
                                           1999          2000          2000          2001
                                        -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents............   FRF  44,360   FRF  55,267   FRF  41,215   FRF  75,464
Total assets(3)......................       664,867       702,633       696,058       709,700
Financial debt(4)....................        84,232        47,497        45,920        62,892
Total equity(3)(5)(6)................       390,408       475,564       448,593       465,984

------------

(1) Under French GAAP, sales include sales of pharmaceutical products and services but does not include "license fees received." Royalties received by Group Lafon from Cephalon on its sales of PROVIGIL are included in license fees received and not in sales.

(2) As reported, net income reflects total net income prior to any allocations to minority shareholders. Under the acquisition agreement relating to the Lafon acquisition, Cephalon expects to purchase the entire existing minority interest in a subsidiary of Group Lafon.

(3) Under French GAAP, Group Lafon recorded approximately FRF 282.1 million of goodwill. Under U.S. GAAP, it is likely that up to FRF 129.6 million of unamortized net goodwill at December 31, 2000 will be written off, reducing total assets and total equity by this amount.

(4) Includes loans, bank overdrafts and other financial debt, including FRF 42.0 million of debt that will be repaid by Group Lafon immediately prior to the closing of the acquisition.

(5) Group Lafon has not recorded any liabilities related to certain pension commitments and other benefits. Under French GAAP, the commitments total approximately FRF 55.1 million.

(6) Total equity includes minority interest and other equity. Cephalon will purchase all or substantially all of the minority interest at the closing of the acquisition. Other equity in each period presented includes FRF 3.5 million of research and development expenditures that were funded by the French government. This amount could be refundable to the French government under certain circumstances and, as such, financial debt may be increased and shareholders' equity may be decreased by this amount.

ANALYSIS OF GROUP LAFON SALES

     The following has been prepared based on discussions with management of Group Lafon and data provided to us from the financial books and records of Group Lafon. We have been advised that the information has been prepared in accordance with French GAAP, and that there may be differences with U.S. GAAP, but that those differences have not been finally determined or quantified.

  MODIODAL

     MODIODAL (modafinil) is a selective non-amphetamine wake-promoting agent indicated for the treatment of excessive daytime sleepiness associated with narcolepsy and is marketed by Cephalon in the United States under the trade name PROVIGIL. Group Lafon currently details MODIODAL in France directly through approximately 25 representatives and in approximately 20 countries through licensees and distributors. For the nine months ended September 30, 2001, MODIODAL sales increased 23.8% to FRF 42.6 million, compared to FRF 34.4 million for the nine months ended September 30, 2000. MODIODAL sales for the year ended December 31, 2000 increased 26.4% to FRF 48.4 million, compared to FRF 38.3 million in the prior year. The MODIODAL sales increases in each period are attributable, in part, to increased market penetration.

  FONZYLANE

     FONZYLANE is a peripheral vasodilator indicated for the treatment of cerebral vascular disorders, Reynaud's phenomenon and chronic occlusive arterial disease of the leg. Group Lafon currently details FONZYLANE in France directly through 160 representatives and in 40 other countries through licensees. FONZYLANE sales for the nine months ended September 30, 2001 decreased 20% to FRF 157.5 million, compared to FRF 196.9 million for the nine months ended September 30, 2000. FONZYLANE sales in 2000 decreased 17.4% to FRF 257.4 million, compared to FRF 311.8 million in 1999. This decline in FONZYLANE sales is due primarily to (1) a decrease in volume as a result of additional competition from competing generic products, which entered the vasodilator market in late 1999 and (2) a French government-imposed price decrease of approximately 4% to 5%. We expect both of these trends to have a continued negative impact on FONZYLANE sales and on FONZYLANE margins.

  SPASFON

     SPASFON is an antimuscarinic, antispasmodic muscle relaxant indicated for biliary tract spasms, Irritable Bowel Syndrome, urinary tract spasm and the treatment of certain gynecological-related spasms. The product is sold in a variety of formats, including solid oral tablets, fast dissolve tablets and suppositories. SPASFON sales for the nine months ended September 30, 2001 increased 4.7% to FRF 251.5 million, compared to FRF 240.2 million for the nine months ended September 30, 2000. SPASFON sales in 2000 increased 1.4% to FRF 342.1 million, compared to FRF 337.3 million in 1999. SPASFON's sales growth in France was primarily attributable to increased unit volume resulting from increased sales force experience and efficiency. This unit volume increase was partially offset by continued SPASFON price reductions, which may continue and which have a negative impact on SPASFON sales and on SPASFON margins.

  OTHER

     Other sales consist of sales of Group Lafon's eight other pharmaceutical products and sales of modafinil (the active drug substance in PROVIGIL) to Cephalon. For the nine months ended September 30, 2001, modafinil sales decreased 22.5% to FRF 96.3 million, compared to FRF 124.3 million for the same period last year. For the year ended December 31, 2000, modafinil sales increased 304.0% to FRF 162.0 million, compared to FRF 40.1 million for the prior year. The changes in each of these periods were the result of fluctuations in product orders from Cephalon driven by demand and inventory levels. For the nine months ended September 30, 2001, sales of Group Lafon's eight other pharmaceutical products increased 11.3% to FRF 52.3 million, compared to FRF 47.0 million for the same period last year. For the year ended December 31, 2000, sales of these products decreased 10.4% to FRF 62.1 million, compared to FRF 69.3 million in the prior year.

     For the nine months ended September 30, 2001 and the year ended December 31, 2000, approximately FRF 72.9 million and FRF 46.2 million, respectively, of royalties were earned by Group Lafon on Cephalon's sale of PROVIGIL. These royalties are not included in Group Lafon sales, but are included in Group Lafon's net income.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN FRENCH GAAP AND U.S. GAAP

     Group Lafon reports its financial results under French GAAP, which differs from U.S. GAAP. The discussion set forth below summarizes certain differences between French GAAP, as applied by Group Lafon, and U.S. GAAP which, following a limited analysis of both sets of principles, were identified as potentially having an impact on consolidated net income and shareholders' equity. There can be no assurance that these are the only differences in accounting principles that would have an impact on Group Lafon's consolidated net income and shareholders' equity.

     These differences relate solely to Group Lafon's consolidated financial statements and do not address potential differences in the application of accounting principles related to Cephalon.

     There also may be significant differences between the presentation of Group Lafon's consolidated French GAAP financial statements and notes and the presentation that would be required under U.S. GAAP.

     For all differences, the accounting treatments to be adopted for U.S. GAAP and the potential impact of the differences involved have not yet been determined.

PRINCIPLES AND METHODS OF CONSOLIDATION

     French principles regarding consolidation allow for the financial statements of companies that are controlled jointly with other shareholders or parties to be consolidated using the proportionate consolidation method. Under U.S. GAAP, the proportionate consolidation method is generally not used and such investment would be accounted for using the equity method. This difference does not impact net income or shareholders' equity but would affect reported consolidated revenues and expenses.

BUSINESS COMBINATIONS AND REORGANIZATIONS

     Under French GAAP, Group Lafon recorded a corporate reorganization completed in 1987 as an acquisition and recorded goodwill for this transaction. Under U.S. GAAP, such corporate reorganization is not considered a business combination and would be recorded on a historical basis of accounting. As a result, shareholders' equity under French GAAP is higher than under U.S. GAAP. In addition, amortization of goodwill from this transaction would be eliminated resulting in higher reported net income under U.S. GAAP.

     In addition, in 1996 Group Lafon purchased shares of a related party entity and recorded a step-up in values in accordance with French GAAP. Under U.S. GAAP, the purchase of shares from a related party should also be recorded on a historical basis of accounting. This also results in higher shareholders' equity under French GAAP than under U.S. GAAP.

ASSET REEVALUATION

     As permitted under French GAAP, in 1976 Group Lafon made an adjustment to increase the carrying value of land to the then current market value in conformity with French regulations. Such reevaluations are not permitted under U.S. GAAP and the asset would continue to be reported at historical cost. Property, plant and equipment and shareholders' equity would be reduced under U.S. GAAP.

LOANS AND ADVANCES RECEIVABLE

     Group Lafon has made loans and advances and recorded an asset for these receivables. The loans and advances are non-interest bearing or bear interest at below market rates. Under U.S. GAAP, the loans and advances should be recorded as a receivable on a present value basis, using a market interest rate to discount the expected loan payments to present value. This would result in a reduced amount of receivables and shareholders' equity under U.S. GAAP than under French GAAP.

PENSION COMMITMENTS

     Under French GAAP, pension commitments and other benefits are calculated in accordance with the practice prevailing in each country and are generally disclosed as a contingency. For U.S. GAAP purposes, pension and other post retirement benefits are computed using certain assumptions and actuarial valuation methods. The resulting obligation is recorded as a liability in the consolidated financial statements and an expense is recognized over the period in which services are provided by employees. Recording pension commitments under U.S. GAAP would result in an increase in liabilities and reduction in shareholders' equity.

PRESENTATION OF CONSOLIDATED BALANCE SHEETS

     The classification of certain items in, and the format of, Group Lafon's consolidated balance sheets vary to some extent from U.S. GAAP as follows:

     - Under French GAAP, deferred tax assets that are not likely to be realized in the future are not recorded as assets. Under U.S. GAAP, such deferred tax assets would be recorded and a valuation allowance would reduce the net value of the asset to the portion more likely than not to be realized in the future.

     - As discussed in "-- Principles and Methods of Consolidation," an investment that is proportionally consolidated under French GAAP would have been reported using the equity method under U.S. GAAP. Under U.S. GAAP, this would reduce consolidated assets and liabilities by the same amount.

PRESENTATION OF CONSOLIDATED INCOME STATEMENTS

     The classification of certain items in, and the format of, Group Lafon's consolidated income statements vary to some extent from U.S. GAAP as follows:

     - As discussed in "-- Principles and Methods of Consolidation," the investment that was proportionally consolidated would be recorded under the equity method under U.S. GAAP. As such, under U.S. GAAP, reported sales and expenses would be reduced and equity in income of investee would be increased by the same amount.

     - Under French GAAP, "sales" include sales of pharmaceutical products and services but does not include "license fees received." Royalties received by Group Lafon from Cephalon on its sales of PROVIGIL are included in "license fees received" and not in "sales."